Filed Under Rule 424(b)(3), Registration Statement Nos. 333-65750 and 333-47222
 Pricing Supplement Number 34 Dated Monday, February 25, 2002
(To: Prospectus Dated August 22, 2001)

CUSIP Number	Selling Price (% of Par)	Gross Concession	Net Proceeds	Coupon Rate	Coupon Frequency	Maturity Date	1st Coupon Date	1st Coupon Amount	Survivor's Option	Product Ranking	Moody's Rating	S & P Rating
06050WAM7	100.000%	1.000%	$5,174,730.00	4.750%	Semi-annual	02/15/2007	08/15/2002	$22.03	YES	Senior Unsecured Notes	Aa2	A+

Redemption Information: Non-Callable.

Joint Lead Managers and Lead Agents:  Banc of America Securities LLC and Incapital LLC.  Agents:  A.G. Edwards & Sons, Inc., Charles Schwab & Co., Edward D. Jones & Co, L.P., Merrill Lynch & Co., Morgan Stanley, Prudential Securities, Salomon Smith Barney Inc., UBS PaineWebber

CUSIP Number	Selling Price (% of Par)	Gross Concession	Net Proceeds	Coupon Rate	Coupon Frequency	Maturity Date	1st Coupon Date	1st Coupon Amount	Survivor's Option	Product Ranking	Moody's Rating	S & P Rating
06050XEF6	100.000%	1.500%	$2,797,400.00	5.800%	Semi-annual	02/15/2012	08/15/2002	$26.91	YES	Subordinated Unsecured Notes	Aa3	A

Redemption Information: Non-Callable

Joint Lead Managers and Lead Agents:  Banc of America Securities LLC and Incapital LLC.  Agents:  A.G. Edwards & Sons, Inc., Charles Schwab & Co., Edward D. Jones & Co, L.P., Merrill Lynch & Co., Morgan Stanley, Prudential Securities, Salomon Smith Barney Inc., UBS PaineWebber

CUSIP Number	Selling Price (% of Par)	Gross Concession	Net Proceeds	Coupon Rate	Coupon Frequency	Maturity Date	1st Coupon Date	1st Coupon Amount	Survivor's Option	Product Ranking	Moody's Rating	S & P Rating
06050XEG4	100.000%	2.000%	$14,242,340.00	6.250%	Monthly	02/15/2017	03/15/2002	$2.95	YES	Subordinated Unsecured Notes	Aa3	A

Redemption Information: Callable at 100.000% on 02/15/2005 and every coupon date thereafter.

Joint Lead Managers and Lead Agents:  Banc of America Securities LLC and Incapital LLC.  Agents:  A.G. Edwards & Sons, Inc., Charles Schwab & Co., Edward D. Jones & Co, L.P., Merrill Lynch & Co., Morgan Stanley, Prudential Securities, Salomon Smith Barney Inc., UBS PaineWebber

The Bank of America Internotes will be subject to redemption at the option of Bank of America, in whole on the Interest Payment Date occurring any time on or after 02/15/2005 at a redemption price equal to 100% of the principal amount of the Bank of America InterNotes, plus accrued interest thereon, if any, upon at least 30 days prior notice to the Noteholder and the Trustee, as described in the Prospectus.

CUSIP Number	Selling Price (% of Par)	Gross Concession	Net Proceeds	Coupon Rate	Coupon Frequency	Maturity Date	1st Coupon Date	1st Coupon Amount	Survivor's Option	Product Ranking	Moody's Rating	S & P Rating
06050XEH2	100.000%	2.500%	$3,608,475.00	6.400%	Semi-annual	02/15/2022	08/15/2002	$29.69	YES	Subordinated Unsecured Notes	Aa3	A

Redemption Information: Callable at 100.000% on 02/15/2006 and every coupon date thereafter.

Joint Lead Managers and Lead Agents:  Banc of America Securities LLC and Incapital LLC.  Agents:  A.G. Edwards & Sons, Inc., Charles Schwab & Co., Edward D. Jones & Co, L.P., Merrill Lynch & Co., Morgan Stanley, Prudential Securities, Salomon Smith Barney Inc., UBS PaineWebber

The Bank of America Internotes will be subject to redemption at the option of Bank of America, in whole on the Interest Payment Date occurring any time on or after 02/15/2006 at a redemption price equal to 100% of the principal amount of the Bank of America InterNotes, plus accrued interest thereon, if any, upon at least 30 days prior notice to the Noteholder and the Trustee, as described in the Prospectus.

CUSIP Number	Selling Price (% of Par)	Gross Concession	Net Proceeds	Coupon Rate	Coupon Frequency	Maturity Date	1st Coupon Date	1st Coupon Amount	Survivor's Option	Product Ranking	Moody's Rating	S & P Rating
06050XEJ8	100.000%	2.500%	$15,522,000.00	6.700%	Semi-annual	02/15/2027	08/15/2002	$31.08	YES	Subordinated Unsecured Notes	Aa3	A

Redemption Information: Callable at 100.000% on 02/15/2007 and every coupon date thereafter.

Joint Lead Managers and Lead Agents:  Banc of America Securities LLC and Incapital LLC.  Agents:  A.G. Edwards & Sons, Inc., Charles Schwab & Co., Edward D. Jones & Co, L.P., Merrill Lynch & Co., Morgan Stanley, Prudential Securities, Salomon Smith Barney Inc., UBS PaineWebber

The Bank of America Internotes will be subject to redemption at the option of Bank of America, in whole on the Interest Payment Date occurring any time on or after 02/15/2007 at a redemption price equal to 100% of the principal amount of the Bank of America InterNotes, plus accrued interest thereon, if any, upon at least 30 days prior notice to the Noteholder and the Trustee, as described in the Prospectus.

Bank of America Corporation 100 North Tryon Street Charlotte, NC 28255	Trade Date: Monday, February 25, 2002 @12:00 PM ET
Settle Date: Thursday, February 28, 2002
Minimum Denomination/Increments: $1,000.00/$1,000.00
All trades settle flat and clear SDFS: DTC Book Entry only
DTC number: 0262 via BNY Clearing Services, LLC

If the maturity date or an interest payment date for any note is not a Business Day (as term is defined in Prospectus), principal, premium, if any, and interest for that note is paid on the next Business Day, and no interest will accrue from, and after, the maturity date or interest payment date.

InterNotes(sm) is the service mark of Incapital LLC. All rights reserved

Bank of America $5,000,000,000 Bank of America Corporation InterNotes Prospectus Dated 22-Aug-01